Exhibit 99.1

Faraday Future Will Host Another “Delivery Co-Creation Day” for YT Jia, Company Founder and Chief Product and User Ecosystem Officer and Will Announce a Music Icon as the Newest Developer Co-Creation Officer

●	FF intends to soon unveil a globally acclaimed top music icon who will become the next FF 91 2.0 Futurist Alliance user and Developer Co-Creation Officer.

●	Mr. Jia will involve himself in a three-phase Co-Creation process to enhance and improve both the user experience as well as the next generation of FF products.

Los Angeles, CA (Oct. 5, 2023) -- Faraday Future Intelligent Electric Inc. (NASDAQ: FFIE) (“Faraday Future”, “FF” or “Company”), a California-based global shared intelligent electric mobility ecosystem company, today announced that YT Jia, FF’s founder and Chief Product and User Ecosystem Officer, will take delivery of an FF 91 2.0 Futurist Alliance this coming weekend at an event taking place at FF’s headquarters in Los Angeles, CA. Mr. Jia continues his focus on the enhancement of the vehicle and its technology, as well as through FF’s Co-Creation mission. Co-Creation refers to an open technology platform that gathers the knowledge of a wider developer community and invites them to collaborate in research and development, fostering the technology architecture and future achievements.

As the Company’s founder and Chief Product and User Ecosystem Officer who defined the FF 91 2.0 series from the beginning, Mr. Jia’s Delivery Co-Creation will consist of three phases. On the day of the Delivery Co-Creation event, he will introduce the complete R&D and production process of the FF 91 2.0 via a virtual Company tour and outline the Company’s next phase of Developer Co-Creation strategic planning. Within one month after delivery, Mr. Jia intends to organize the Company’s Executive Product Co-Creation meetings, providing feedback based on his product experiences and continuously enhancing the user experience. One month after product delivery, he will continue to provide ongoing product feedback through daily driving and usage, while also offering reference recommendations for the development of the next generation of FF products.

In connection with Mr. Jia’s vehicle delivery, FF is also set to unveil a globally acclaimed top music icon who will be joining FF as the next FF 91 2.0 Futurist Alliance user and Developer Co-Creation Officer. His unique style has taken the music industry by storm, earning him prestigious recognitions including Grammy, MTV Video Music, AMA, and BET Music Awards. This influential global music star serving as an FF Spire User and Developer Co-Creation Officer reflects not only the acknowledgment of FF and its products by prominent icons, but also underscores the value and advantages of FF and its Developer Co-Creation model.

The “FF Developer Co-Creation Mission” is an open platform where users can collaborate with the Company. It revolves around the concepts of open platform and user-centricity. By enabling users to actively participate in FF’s entire ecosystem process, the platform aims to collectively enhance the user experience, drive technological innovation, and help establish the “Ultimate AI TechLuxury” brand.

The Company is scheduled to host weekly “FF Delivery Co-Creation Days” with Developer Co-Creation Officers throughout October.

Users can preorder an FF 91 2.0 vehicle via the FF Intelligent App or through our website

(English): https://www.ff.com/us/preorder/

or (Chinese): https://www.ff.com/cn/preorder/

Download the new FF Intelligent App: http://appdownload.ff.com

ABOUT FARADAY FUTURE

Faraday Future is the pioneer of the Ultimate AI TechLuxury ultra spire market in the intelligent EV era, and the disruptor of the traditional ultra-luxury car civilization epitomized by Ferrari and Maybach. FF is not just an EV company, but also a software-driven intelligent internet company. Ultimately FF aims to become a User Company by offering a shared intelligent mobility ecosystem.

FOLLOW FARADAY FUTURE

https://www.ff.com/

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https://www.facebook.com/faradayfuture/

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www.linkedin.com/company/faradayfuture/

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include, among others: the Company’s ability to continue as a going concern and improve its liquidity and financial position; the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the success of other competing manufacturers; the performance and security of the Company’s vehicles; potential litigation involving the Company; the Company’s ability to satisfy the conditions precedent and close on the various financings described elsewhere by the Company; the result of future financing efforts, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code; general economic and market conditions impacting demand for the Company’s products; potential cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results; and the ability of the Company to attract and retain employees, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, and volatility of the Company’s stock price. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Form 10-K/A filed with the Securities and Exchange Commission (“SEC”) on August 21, 2023, and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACTS

Investors (English): ir@faradayfuture.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com